ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                             JACKAL INDUSTRIES, INC.


         Pursuant to Section 78.390 of the General Corporate Law of Nevada, the undersigned, the President of Jackal Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of Nevada, does hereby certify:

         First: That pursuant to Unanimous Written Consent of the Board of Directors and majority consent of the shareholders of said Corporation dated April 13, 1999, the Directors and shareholders approved the Amendment to the Corporation's Articles of Incorporation as follows:

         Article I shall be deleted in its entirety and substituted with the following:


                                    ARTICLE I
                                 CORPORATE NAME

         The name of the Corporation shall be "FIRST CAPITAL
         RESOURCES.COM, INC."

         The foregoing amendment was adopted by the Board of Directors of the Corporation pursuant to a Unanimous Written Consent of the Board of Directors and by a majority of the shareholders of the Common Stock of the Corporation dated April 13, 1999, acting by Written Consent pursuant to Sections 78.315 and
78.320 of the General Corporation Law of Nevada. Therefore, the number of votes cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of April 13, 1999.

                                               JACKAL INDUSTRIES, INC.


                                               By: /S/ SPIRO LAZAROU
                                                   ------------------------
                                                   Spiro Lazarou, President